EXHIBIT 99.1

October 26, 2006 12:00 p.m. Pacific Time Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Announces 77% Increase in Third Quarter 2006 Earnings

LONGVIEW, Wash., October 26, 2006 /PRNewswire/ --

FlashResults Cowlitz Bancorporation (NASDAQ: CWLZ) (Numbers in Thousands, Except Per Share Data)

	Three Months Ended			Nine Months Ended

	September 30,		June 30,	September 30,
	2006	2005	2006	2006	2005

Net Interest Income	$5,979	$3,758	$5,377	$16,119	$10,310
Net Income	$1,341	$756	$1,113	$3,514	$2,085
Diluted EPS	$0.26	$0.17	$0.22	$0.69	$0.48
Total Period End Loans				$344,273	$277,766
Total Period End Deposits				$386,809	$255,888

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported net income of $1,341,000 or $0.26 per diluted share for the third quarter of 2006, compared with net income of $756,000, or $0.17 per diluted share, during the same period of 2005. Net income for the third quarter of 2006 was up 77% over the same period last year. Earnings per diluted share for the third quarter of 2006 were up 53% over the same quarter last year, reflecting the issuance of common shares in conjunction with the fourth quarter 2005 acquisition of Asia-Europe-Americas Bancshares, Inc. (AEA). Net income for the first nine months of 2006 was $3,514,000, or $0.69 per diluted share, compared with $2,085,000, or $0.48 per diluted share, in the same period of 2005.

Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary, Cowlitz Bank, stated, “We are particularly pleased with the increase in earnings in light of the higher provision for credit losses this quarter. The provision for credit losses has kept pace with the growth in the loan portfolio and the allowance ratio has been maintained at 1.51% of total loans. Our net interest margin has remained strong, loan growth continued and our efficiency ratio improved significantly.” The Company’s return on assets increased to 1.22% in the third quarter of 2006 from 0.97% compared with the same quarter of last year and 1.10% in the second quarter of 2006. The Company’s efficiency ratio for third quarter of 2006 was 60.2% compared with 69.5% in the third quarter of 2005.

Total loans increased 51% from a year ago to $344.3 million at September 30, 2006, were up 27% from year-end 2005 and 5% from June 30, 2006. Total deposits were up 51% from the September 30, 2005 balance, 25% from year-end 2005 and 13% from June 30, 2006. The Company’s net interest margin was 6.04% in the third quarter of 2006, compared with 5.15% in the same quarter last year and 5.91% in the second quarter of 2006. Higher yields on earning assets in 2006 were primarily a function of steadily increasing market interest rates over the last two years. A significant portion of the Company’s loan portfolio is composed of variable rate loans tied to prime. The average cost of funds paid on interest-bearing liabilities for the third quarter of 2006 was 3.74%, compared with 2.58% in the third quarter of 2005 and 3.34% in the second quarter of 2006.

The provision for credit losses was $800,000 in the third quarter of 2006, compared with $310,000 in the third quarter of 2005 and $285,000 in the second quarter of 2006. The Company took a $500,000 charge-off on a non-performing commercial loan in the third quarter of 2006, reducing total non-performing assets to $2.0 million at September 30, 2006 from $2.5 million at June 30, 2006. Other credit quality indicators of the loan portfolio remained stable or improved. Non-performing assets as a percentage of total assets was 0.44% at September 30, 2006. Of the total non-performing loans at September 30, 2006, $1.1 million, or 55%, is fully guaranteed by an agency of the U.S. government. The workout period for this loan is currently expected to extend to 2007.

Non-interest income in the third quarter of 2006 was $657,000 compared with $642,000 in the third quarter of 2005. In the third quarter of 2006, the Company sold several securities at a loss of $184,000 and replaced them with higher yielding securities. Excluding the loss on securities transactions in the third quarter of 2006 and the net gain of $28,000 from securities transactions and disposition of other real estate owned in the third quarter of 2005, non-interest income increased 37% to $841,000 in the third quarter of 2006 from $614,000 in the same period of 2005. The increase primarily reflected higher revenues from fee-based transaction services, expansion of the Company’s international trade finance capabilities and deposit account related service changes. Excluding the net loss of $123,000 from securities transactions and disposition of other real estate owned in the second quarter of 2006, non-interest income excluding securities transactions in the third quarter of 2006 was up 10%.

Non-interest expenses in the third quarter of 2006 were significantly higher compared with the third quarter of 2005, primarily a reflection of the overall higher level of staffing, occupancy, data processing and branch activities due to loan growth, two additional branches and the expansion of the Company’s international trade finance capabilities. Non-interest expenses in the third quarter 2006 also included a positive adjustment of $66,000 for the mark-to-market adjustment of the Company’s interest rate floor contract. In the second quarter of 2006, the Company recorded a write-down of $182,000 in non-interest expense for the mark-to-market of this contract. Excluding these adjustments to the fair value of the Company’s interest rate floor contract, total non-interest expenses were approximately flat between the second and third quarters of 2006.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2005, and other filings with the SEC. Specific risks in this release relate to changes in the Company’s net interest margin.

FINANCIAL HIGHLIGHTS

(Unaudited - $ in thousands except per share data)
INCOME STATEMENT		Quarter Ending		Nine Months Ending

	September 30,	September 30,	June 30,	September 30,	September 30,
	2006	2005	2006	2006	2005

Interest income	$8,603	$5,108	$7,559	$22,558	$13,721
Interest expense	2,624	1,350	2,182	6,439	3,411

Net interest income	5,979	3,758	5,377	16,119	10,310
Provision for credit losses	800	310	285	1,490	370

Net interest income after provision
for credit losses	5,179	3,448	5,092	14,629	9,940
Non-interest income	657	642	642	2,060	1,822
Non-interest expense	3,994	3,056	4,231	11,879	8,930

Income before provision for income taxes	1,842	1,034	1,503	4,810	2,832
Provision for income taxes	501	278	390	1,296	747

Net income	$1,341	$756	$1,113	$3,514	$2,085

Earnings per share:
Basic	$0.27	$0.18	$0.23	$0.73	$0.50

Diluted	$0.26	$0.17	$0.22	$0.69	$0.48

Weighted average shares outstanding:
Basic	4,881,525	4,186,783	4,842,911	4,832,629	4,179,239
Diluted	5,130,513	4,383,381	5,101,691	5,089,855	4,339,751
Shares outstanding at period end	4,884,748	4,189,146	4,879,998	4,884,748	4,189,146
Efficiency ratio (1)	60.2%	69.5%	70.3%	65.3%	73.6%
Number of full-time equivalent employees				129	107
(1) Non-interest expense divided by net interest income plus non-interest income.

		Quarter Ending		Nine Months Ending

	September 30,	September 30,	June 30,	September 30,	September 30,
SELECTED AVERAGES	2006	2005	2006	2006	2005

Average loans	$337,942	$221,602	$306,319	$306,738	$206,086
Average interest-earning assets	401,529	296,673	368,861	370,694	280,609
Total average assets	440,278	312,311	405,724	407,606	295,453
Average deposits	370,263	267,264	340,404	341,598	250,385
Average interest-bearing liabilities	280,545	209,540	261,126	259,177	197,967
Average equity	48,381	37,696	46,331	46,666	36,522

	September 30,	September 30,	June 30,
SELECTED BALANCE SHEET ACCOUNTS	2006	2005	2006

Total assets	$456,615	$311,618	$423,777
Securities available for sale	54,158	52,480	54,955
Loans:
Real estate secured:
One to four family residential	31,918	19,328	34,197
Multifamily	13,631	9,185	13,293
Construction	73,137	30,803	65,849
Commercial real estate	118,518	101,953	118,837

Total real estate	237,204	161,269	232,176

Commercial and industrial	104,609	64,579	94,772
Consumer and other	3,566	3,296	3,100

	345,379	229,144	330,048
Deferred loan fees	(1,106)	(1,378)	(925)

Loans, net of deferred loan fees	344,273	227,766	329,123
Goodwill and other intangibles	1,899	852	1,897
Deposits:
Non-interest-bearing demand	118,765	64,826	99,203
Savings and interest-bearing demand	93,198	75,501	93,814
Certificates of deposits	174,846	115,561	149,236

Total deposits	386,809	255,888	342,253
Borrowings	694	2,926	16,132
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	49,940	37,534	47,481

Book value per share	$10.22	$8.96	$9.73
Tangible book value per share	$9.83	$8.76	$9.34
Tier 1 leverage capital ratio (Q3-06 estimated)	13.66%	15.63%	14.47%

		Quarter Ending		Nine Months Ending

	September 30,	September 30,	June 30,	September 30,	September 30,
RATIOS ANNUALIZED	2006	2005	2006	2006	2005

Return on average assets	1.22%	0.97%	1.10%	1.15%	0.94%
Return on average equity	11.09%	8.02%	9.61%	10.04%	7.61%
Return on average tangible equity	11.55%	8.21%	10.08%	10.47%	7.79%
Average equity/average assets	10.99%	12.07%	11.42%	11.45%	12.36%
Yield on interest-earning assets (TE)	8.65%	6.97%	8.28%	8.20%	6.60%
Rate on interest-bearing liabilities	3.74%	2.58%	3.34%	3.31%	2.30%
Net interest spread (TE)	4.91%	4.39%	4.94%	4.89%	4.30%
Net interest margin (TE)	6.04%	5.15%	5.91%	5.88%	4.98%

	Quarter Ending		Nine Months Ending

	September 30,	September 30,	September 30,	September 30,
ALLOWANCE FOR CREDIT LOSSES	2006	2005	2006	2005

Balance at beginning of period	$5,367	$3,935	$4,668	$3,796
Provision for credit losses	800	310	1,490	370
Recoveries	234	14	293	131
Charge-offs	(918)	(205)	(968)	(243)

Balance at end of period	$5,483	$4,054	$5,483	$4,054

Components
Allowance for loan losses			$5,208	$3,874
Liability for unfunded credit commitments (1)			275	180

Total allowance for credit losses			$5,483	$4,054

Allowance for loan losses/total loans			1.51%	1.70%
Allowance for credit losses/total loans			1.59%	1.78%
Allowance for credit losses/non-performing loans			271%	408%

(1)	In the first quarter of 2006, the Company reclassified a portion of the allowance for loan losses related to unfunded credit commitments to other liabilities on the balance sheet in accordance with GAAP and bank regulatory requirements.
Amounts for 2005 were reclassified for comparability.

	September 30,	September 30,	June 30,
NON-PERFORMING ASSETS	2006	2005	2006

Nonaccrual loans	$2,021	$993	$2,459
Other real estate owned	-	11	-

Total non-performing assets	$2,021	$1,004	$2,459

Total non-performing assets/total assets	0.44%	0.32%	0.58%